Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:
Flow Investor Relations
Geoffrey Buscher
253-813-3286
investors@flowcorp.com
FLOW INTERNATIONAL RECEIVES SENIOR CREDIT COMMITMENT
Provides Preliminary Financial Update
Kent, WA — May 6, 2009 – Flow International Corporation (NASDAQ: FLOW), the world’s leading developer and manufacturer of industrial waterjet machines for cutting and cleaning applications, today announced that it has a commitment from its lenders to provide a new $40 million, two year revolving senior secured credit facility. The terms of the facility include revised covenants giving the Company greater flexibility during the economic slowdown. The Company expects to complete the agreements and close the facility in the next few weeks.
Flow also provided a preliminary financial update for its fiscal 2009 fourth quarter ended April 30, 2009. The Company expects to report consolidated revenues between $42 million and $44 million, a decline of approximately 12% sequentially from the fiscal 2009 third quarter. The prior quarter’s sequential decline was 20%. Even with the revenue decline, the Company reduced the balance on its senior credit facility by $2 million, from an outstanding balance in March 2009 of $15 million to $13 million, and expects to be in compliance with the revised financial covenants under the terms of the commitment.
“We appreciate our lenders’ continued support, granting approval of the terms we have been anticipating,” said Charley Brown, Flow’s President and Chief Executive Officer. “The global economic crisis creates a challenging environment and, as previously announced, we have been responding with aggressive cost-cutting measures. Many of these initiatives began to take effect late in the fourth quarter. We continue to believe that we will be a stronger company when the current economic storm has passed.”
Conference Call
Flow plans to hold a conference call to discuss this announcement on Tuesday, May 12 at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time). The conference call may be heard by dialing 1-877-941-7133 or 1-480-629-9818. A 48-hour replay will be available following the call by dialing 1-800-406-7325 or 1-303-590-3030; the replay passcode is 4072981. A live audio Webcast of the conference call may be found in the investor section at www.flowcorp.com. A Webcast replay of the call will also be available for two weeks.
About Flow International
Flow International Corporation is the world’s leading developer and manufacturer of ultrahigh-pressure waterjet technology for cutting and cleaning. Flow provides state-of-the-art ultrahigh-pressure (UHP) technology to numerous industries including automotive, aerospace, job shop, surface preparation, food and dozens more. For more information, visit www.flowcorp.com.
INNOVATION | EXPERTISE | COMMITMENT

PRESS RELEASE
This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the April 30, 2008 Flow International Corporation Form 10-K Report, filed with the Securities and Exchange Commission. Forward- looking statements in this press release include, without limitation, statements regarding the anticipated closing of the credit facility, compliance with covenants and the Company’s future strength. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.
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INNOVATION | EXPERTISE | COMMITMENT